Exhibit 77(d):
Morgan Stanley Variable Investment Series
Income Plus Portfolio

The Portfolio may invest in both U.S. dollar denominated and non-U.S.
dollar denominated debt securities of foreign issuers. Such securities may include Yankee government bonds and Yankee corporate bonds. Yankee government bonds are U.S. dollar denominated bonds issued by foreign governments, agencies or instrumentalities (no more than 20% of the
Portfolio’s assets may be invested in Yankee government bonds).
Yankee government bonds are sovereign debt of the issuing governments, agencies or instrumentalities. The portfolio may invest up to 15% of its net assets in Yankee corporate bonds. Yankee bonds are U.S. dollar denominated debt securities issued by foreign corporations or banks.
The Portfolio may also invest up to 10% of its assets in investment grade or below investment grade securities of issuers located in emerging market or developing countries.

The Portfolio may invest a portion of its assets in structured investments, structured notes and other types of similarly structured products consistent with the Portfolio’s investment objectives and policies. Generally, structured investments are interests in entities organized and operated for the purpose of restructuring the investment characteristics of underlying investment interests or securities. These investment entities may be structured as trusts or other types of pooled investment vehicles. This type of restructuring generally involves the deposit with or purchase by an entity of the underlying investments and the issuance by that entity of one or more classes of securities backed by, or representing interests in, the underlying investments or referencing an indicator related to such investments. The cash flow or rate of return on the underlying investments may be apportioned among the newly issued securities to create different investment characteristics,such as varying maturities, credit quality, payment priorities and interest rate provisions. The cash flow or rate of return on a structured investment may be determined by applying a multiplier to the rate of total return on the underlying investments or referenced indicator.

Structured notes are derivative securities for which the amount of principal repayment and/or interest payments is based on the movement of one or more “factors.”
These factors include, but are not limited to, currency exchange rates, interest rates
(such as the prime lending rate or LIBOR), referenced bonds and stock indices. Some of these factors may or may not correlate to the total rate of return on one or more underlying instruments referenced in such notes. In some cases, the impact of the movements of these factors may increase or decrease through the use of multipliers or deflators. The Portfolio will use structured notes consistent with its investment objectives and policies.

Swap transactions are contracts in which the Portfolio agrees to exchange the return or interest rate on one instrument for the return or interest rate on another instrument.
The payment streams are calculated by reference to a specified index and agreed upon notional amount. A “specified index” may include currencies, interest rates, fixed-income indices,securities indices, total return on interest rate indices or commodity indices.
Swaps may be used to manage the maturity and duration of a fixed-income portfolio, or to gain exposure to a market without directly investing in securities traded in that market. Currency swaps generally involve an agreement to pay interest streams in one currency based on a specified index in exchange for receiving interest streams denominated in another currency. Interest rate caps, floors and collars are swaps in which one party pays a single or periodic fixed amount or premium and the other party pays periodic amounts based on the movement of a specified index. The Portfolio may enter into credit
 default swap contracts for hedging purposes, to add leverage to its portfolio or to gain exposure to a credit in which the Portfolio may otherwise invest. When used for hedging purposes, the Portfolio would be the buyer of a credit default swap contract. In that case, the Portfolio would be entitled to receive the par (or other agreed-upon) value of referenced debt obligations from the counterparty to the contract in the event of a default by a third party, such as a U.S. or foreign corporate issuer, on the debt obligations. In return, the Portfolio would pay to the counterparty a periodic stream of payments over the term of the contract provided that no event of default has occurred. When the Portfolio is the seller of a credit default swap contract, it receives the stream of payments but is obligated to pay upon default of the referenced debt obligation. As the seller, the Portfolio would be subject to investment exposure on the notional amount of the swap.
The Portfolio will segregate or earmark assets in the form of cash and cash equivalents in an amount equal to the aggregate notional value of the credit default swaps of which it is the buyer or seller, marked to market on a daily basis.